Exhibit 99.1

IPALCO Enterprises, Inc. Announces Tender Offer for Outstanding 7.25% Senior Secured Notes due 2016

June 16, 2015 -- Indianapolis, Indiana -- IPALCO Enterprises, Inc. (the “Company”) announced today the commencement of a tender offer (the “Tender Offer”) to purchase for cash, subject to certain terms and conditions, any and all of its $400 million outstanding aggregate principal amount of 7.25% Senior Secured Notes due 2016 (the “Notes”).

In conjunction with the Tender Offer, the Company also commenced a solicitation of consents (the “Consent Solicitation”) to amend the indenture governing the Notes to alter the notice requirements for optional redemption, eliminate substantially all of the restrictive covenants and several events of default and to eliminate or modify certain other provisions contained in the indenture governing the Notes. The Tender Offer and Consent Solicitation (collectively, the “Offer”) are being made pursuant to the Company’s Offer to Purchase and Consent Solicitation Statement (the “Offer to Purchase”), dated June 16, 2015, and a related Consent and Letter of Transmittal (together, the “Offer Materials”) which set forth a more detailed description of the terms of the Offer.

Holders of the Notes are urged to carefully read the Offer Materials before making any decision with respect to the Offer.

The following table summarizes certain material terms of the Offer:

CUSIP No.	Principal Amount Outstanding	Security Description	Maturity Date	Fixed Spread	Reference Security	Relevant Bloomberg Page	Consent Payment
144A: 462613AE0 Reg. S: U4607XAC7	$400,000,000	7.25% Senior Secured Notes due 2016	April 1, 2016	0.50%	0.375% U.S. Treasury Note due March 31, 2016	PX3	$30.00 per $1,000 Principal Amount of Notes

Holders who validly tender and do not validly withdraw their Notes and deliver their consents pursuant to the Consent Solicitation on or prior to 5:00 p.m., New York City time, on June 29, 2015, unless extended or earlier terminated (the “Consent Expiration Date”), will be eligible to receive the total consideration determined in the manner described in the Offer Materials by reference to the fixed spread over the yield to maturity of the applicable Reference Security listed above (the “Total Consideration”), which includes a consent payment equal to $30.00 per $1,000 principal amount of tendered Notes.

Holders who properly tender after the Consent Expiration Date and on or prior to the Offer Expiration Date (defined below) will be eligible to receive an amount equal to the Total Consideration less the $30.00 consent payment per $1,000 principal amount of tendered Notes (the “Purchase Price”).

Holders whose Notes are accepted for payment in the Offer shall receive accrued and unpaid interest in respect of such purchased Notes from and including the last interest payment date to, but not including, the applicable Settlement Date (as defined in the Offer Materials). The Offer will expire at 5:00 p.m., New York City time, on July 14, 2015, unless the Offer is extended or earlier terminated (the “Offer Expiration Date”).

The obligation of the Company to accept for purchase and to pay the Total Consideration or the Purchase Price, as applicable, and the accrued and unpaid interest on the Notes pursuant to the Offer is not subject to any minimum tender condition, but is subject to satisfaction or waiver of certain other conditions, including financing conditions, described in the Offer Materials.

The Company has retained J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC to serve as Dealer Managers for the Offer. D.F. King & Co., Inc. has been retained to serve as the Tender Agent and Information Agent for the Offer. Questions regarding the Offer may be directed to J.P. Morgan Securities LLC at 383 Madison Avenue, New York, New York 10179, Attn: Liability Management Group, (212) 834-4811 (collect) or (800) 834-4666 (toll-free); or Morgan Stanley & Co. LLC at 1585 Broadway, New York, New York 10036, Attn: Liability Management Group, (212) 761-1057 (collect) or (800) 624-1808 (toll-free). Requests for the Offer Materials may be directed to D.F. King & Co., Inc. at 48 Wall Street, 22nd Floor, New York, New York, 10005, (212) 269-5550 (for banks and brokers) or (877) 283-0319 (for all others). The Company is making the Offer only by, and pursuant to, the terms of the Offer to Purchase and the related Consent and Letter of Transmittal. None of the Company, the Dealer Managers, the Tender Agent or the Information Agent make any recommendation as to whether holders should tender or refrain from tendering their Notes or when they should take such action. Holders must make their own decision as to whether and when to tender Notes and, if so, the principal amount of the Notes to tender.

This press release does not constitute an offer to purchase securities or a solicitation of an offer to purchase any securities, nor does it constitute an offer or solicitation in any jurisdiction in which such offer or solicitation is unlawful.

About the Company

IPALCO Enterprises, Inc. is a holding company which, through its principal subsidiary Indianapolis Power & Light Company, a regulated electric utility, engages primarily in generating, transmitting, distributing and selling electric energy in the state of Indiana, with its customer base concentrated in Indianapolis, Indiana. IPALCO Enterprises, Inc. is owned by The AES Corporation, a global power company, with CDP Infrastructure Fund GP, a wholly owned subsidiary of La Caisse de dépôt et placement du Québec (CDPQ), as minority interest holder.

Forward-Looking Statements

This press release may contain “forward-looking statements.” All statements, other than statements of historical facts, that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future, are forward-looking statements. These forward-looking statements are affected by risks, uncertainties and assumptions, including but not limited to those set forth in the Company’s filings with the Securities and Exchange Commission. Accordingly, actual results or outcomes may differ materially from those expressed in the forward-looking statements. You should not place undue reliance on these forward-looking statements.

Contacts:

IPALCO Enterprises, Inc.

Connie Horwitz

Director, Corporate Finance

317-261-8670